EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CAS MEDICAL SYSTEMS REPORTS 1ST QUARTER 2005 RESULTS

Branford, CT - May 11, 2005 - CAS Medical Systems, Inc. (OTC BB: CAMY) today announced financial results for the first three months ended March 31, 2005.

Revenues for the first quarter ended March 31, 2005 totaled $4,949,000, an increase of $393,000 or 9% over the $4,556,000 reported for the first quarter of 2004. Overall revenues were led by an 18% increase in blood pressure product sales generated primarily from sales of blood pressure modules to original equipment manufacturers (“OEM”), vital signs monitors sales, and sales of the Company’s Klear-Trace® ECG electrodes. Partially offsetting these increases was a decline in Apnea product sales of 25% resulting from soft market conditions and an exceptionally strong sales performance during the first quarter of 2004.

Net income for the first quarter of 2005 was $352,000, or $0.03 per diluted common share, compared to net income as restated of $216,000, or $0.02 per share, for the first quarter of the prior year. Pre-tax income for the first quarter of 2005 increased $308,000 to $517,000 from $209,000 for the first quarter of 2004. Net income previously reported of $249,000 for the first quarter of 2004 was affected by $33,000 after tax from retirement benefit expenses resulting from the Company’s restatement. Net income for the first quarter of 2004 was favorably affected by $80,000 of income tax benefits primarily from a refund pertaining to state research and development tax credits that lowered the effective tax rate for the quarter.

COMMENTS FROM MANAGEMENT

Financial Results

“I am pleased to report continued favorable results for the first three months of 2005” commented Louis P. Scheps, President, Chairman of the Board and CEO of the Company. “Revenues are 9% above the first quarter of 2004 and operating earnings are significantly above prior year results. Sales of the Company’s blood pressure products into the various markets we serve continue to improve. In particular, sales of our OEM devices have strengthened which is consistent with our focus for 2005.”

“Operating expenses have improved as a percentage of revenues to 35% for the first quarter of 2005 compared to 40% for the prior year’s first quarter reflecting our continued emphasis on controlling spending. Our balance sheet continues to strengthen as well. Cash remains strong despite significant income tax and capital expenditure requirements during the first quarter.”

NIRS Status

The company began development efforts to commercialize its Near Infra-Red Spectroscopy (“NIRS”) cerebral oximeter during the first quarter of 2005. The Company is near completion of adult volunteer studies funded by a National Institutes of Health (“NIH”) Small Business Innovative Research Program. Results from these studies are planned to be used in a 510(k) submission to the FDA prior to the end of the Company’s second quarter of 2005.

Founded in 1984, CAS Medical Systems, Inc. designs, manufactures and markets medical products, specifically blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. The Company’s products are designed to improve the quality of patient care and provide exceptional value and performance. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com

This press release contains forward-looking statements that involve risks and uncertainties and include, among other things, statements related to future revenues and earnings. Actual results could vary materially from the description contained herein due to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings.

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
(Unaudited)

		Three Months
	Three Months	Ended
	Ended	March 31,
	March 31,	2004
	2005	(Restated)

Revenues	$4,948,511	$4,556,442

Costs and Expenses:
Cost of Products Sold	2,703,191	2,509,911
Research and Development	252,750	273,649
Selling, General and Administrative	1,472,218	1,536,004
	4,428,159	4,319,564

Operating Income	520,352	236,878

Interest Expense	2,945	27,780

Pre-tax Income	517,407	209,098

Income Taxes (Benefit)	165,500	(7,327)

Net Income	$351,907	$216,425

EARNINGS PER COMMON SHARE:

Basic	$0.04	$0.02

Diluted	$0.03	$0.02

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:

Basic	9,889,662	9,724,002

Diluted	11,435,494	11,012,856

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2005	2004

Cash and cash equivalents	$1,702,456	$1,973,452
Accounts receivable	2,741,249	2,929,167
Inventories	2,831,526	2,662,686
Deferred income taxes	250,342	250,342
Other current assets	287,095	355,367

Total current assets	7,812,668	8,171,014

Property, plant, and equipment	5,225,399	4,917,074
Less accumulated depreciation	(2,730,597)	(2,649,031)
	2,494,802	2,268,043

Intangible and other assets, net	199,316	167,990
Deferred income taxes	385,935	385,935

Total assets	$10,892,721	$10,992,982

Current portion of long-term debt	$59,735	$58,929
Accounts payable	861,284	734,939
Income taxes payable	40,505	417,130
Accrued expenses	605,939	854,410

Total current liabilities	1,567,463	2,065,408

Retirement benefit obligation	775,288	736,988

Long-term debt, less current portion	1,019,255	1,034,495

Common stock	39,910	39,837
Additional paid-in capital	3,054,031	3,031,387
Treasury stock	(101,480)	(101,480)
Retained earnings	4,538,254	4,186,347

Stockholders’ equity	7,530,715	7,156,091

Total liabilities & equity	$10,892,721	$10,992,982